Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Critical Homecare Solutions Holdings, Inc.

Conshohocken, Pennsylvania

We consent to the use in this Registration Statement on Form S-1 of our report dated October 5, 2007, relating to the consolidated financial statements of Critical Homecare Solutions Holdings, Inc. (formerly KCHS Holdings, Inc.) and subsidiaries as of December 31, 2006 and for the period from September 1, 2006 (date of inception) to December 31, 2006, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

Our audit of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Critical Homecare Solutions Holdings, Inc., appearing in Schedule II.a, which is a part of this Registration Statement. This financial statement schedule is the responsibility of Critical Homecare Solutions Holdings, Inc.’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 10, 2007